EXHIBIT 10.6

                    [Letterhead of The Tufton Group]



                                              April 1, 1999

Mr.  Jason Bauer
President
Famous Fixins, Inc.
250 West 57th St. Ste. 2501
New York, N.Y. 10107

                  Re: The Tufton Group/Famous Fixins

Dear Jason:

      This letter will confirm the Agreement between The Tufton Group ("Tufton") and Famous Fixins, Inc., under the terms of which Tufton will furnish the name and likeness of Calvin E. Ripken, Jr. ("Ripken"). The Agreement is as follows,

      1. This Agreement shall commence as of April 1, 1999 and end on April 1, 2000, unless Famous Fixins sells One Million (1,000,000) units of the Product (Cal's Classic O's), in which case the Agreement automatically extends for another year, until April 1, 2001.

      2. The Licensed Product ("Product") will include the design, manufacture, packaging, merchandising, distribution and sale of Cal's Classic O's Honey Nut Toasted Oat Cereal and related merchandise sold on the back panel. Famous Fixins shall not use the Licensed Property for any other purpose other than as expressly herein defined and shall not use the Licensed Property to endorse any product or service other than the Licensed Product.

      3. Tufton hereby grants to Famous Fixins the non-exclusive right, license, and privilege to utilize the name, picture, visual representation, biography, performance statistics, facsimile signature, nickname and photographic image of Ripken for use on the Product.

      4. Tufton shall have final and absolute approval of the Product and of all advertising, packaging and promotional material to be used during all stages of the development thereof. Famous Fixins agrees to furnish Tufton (via certified mail or Federal Express), free of cost, at least thirty (30) business days before the release of the Product [and advertising related to the Product] to the general public, samples of the Product, as well as samples of all advertising and promotions that display or picture Ripken. If a response is not received by Famous Fixins within ten (10) business days following receipt of the samples, the samples shall be deemed approved. All samples will be sent to Ira S. Rainess, The Tufton Group, 2330 West Joppa Poad, Suite 333, Lutherville, Maryland 21093.

      5.    A.    During the term of this Agreement, Famous Fixins shall have the right to sell the Product as well as publish all printed and promotional materials outlined hereunder, but only in the following geographical marketing area: The World. However, this geographical market may be limited by any third party contracts entered into by Famous Fixins including but not limited to Major League Baseball.

            B. Upon expiration or termination, no use or re-use of the Product, advertising, or promotional materials produced hereunder will be made without the express written consent of Tufton.

      6.    A.    Famous Fixins agrees to pay Tufton [              ] Percent
([   ]%) of  Gross Sales derived from Cal's Classic O's, less slotting fees.
All royalties due to Tufton will be paid to Tufton within thirty (30) days after the end of each calendar quarter.

            B.    Famous Fixins shall pay to Tufton [               ] Percent
([    ]%) of net profits from the sale of all related merchandise advertised on the back panel. All royalties due to Tufton will be paid to Tufton within thirty (30) days of the end of each calendar quarter.

            C.    Famous Fixins shall issue Tufton warrants exercisable into
[          ] shares of Famous Fixins stock at an exercise price of [         ]
($[     ]) per share, exercisable for up to Five (5) years from the start of this Agreement, April 1, 1999.

            D. Famous Fixins will donate one side panel of the cereal box for a personal message from The Kelly & Cal Ripken, Jr. Foundation with information for the public to contact the foundation for additional donations.

            E. If Famous Fixins sells at least one million (1,000,000) units of the product and the contract automatically extends for another year,
Famous Fixins shall issue Tufton additional warrants exercisable into [      ]
shares of Famous Fixins stock at an exercisable price of F[                  ]
($[    ]) per share, exercisable for up to Five (5) years.

      7.    A.    Tufton shall have the right to terminate this Agreement
upon written notice, by the occurrence of any one or more of the following events (herein called ("Defaults"), and Famous Fixins failure to cure any Default completely within fifteen (15) business days from Famous Fixins receipt of written notice from Tufton specifying the nature of such Default:

            (i) If Famous Fixins fails to make any payment due hereunder on the date due;

            (ii)  If Famous Fixins fails to deliver the statements when due;

            (iii) If Famous Fixins at any time breaches any material term of this Agreement.

      If Tufton terminates this Agreement pursuant to this section, all rights, licenses, and privileges granted to Famous Fixins hereunder shall automatically revert to Tufton and Famous Fixins shall cease manufacturing and sales of the Product. Any and all payments and all inventory of the Product shall become promptly due and payable in full to Tufton.

            B. Famous Fixins shall have the right to terminate this Agreement upon written notice, by the occurrence of a material breach by Tufton and Tufton's failure to cure such breach within five (5) business days from Tufton's receipt of written notice from Famous Fixins specifying the nature of such default.

      8. Tufton shall have the right to inspect the books and records of Famous Fixins regarding the Product upon reasonable notice.

      9. Famous Fixins shall furnish to Tufton within Thirty (30) days after each calendar quarter, a complete and accurate statement of accounting showing the description/design and gross sales of the Product during the preceding calendar quarter and for the project to date.

      10. Whenever notice, payment, or other submissions are required to be given to Ripken under this Agreement, such notices shall be sent to the following address: Ira Rainess, The Tufton Group, 2330 West Joppa Road, Suite 333, Lutherville, Maryland 21093.
            Whenever submissions are required to be given to Famous Fixins under this Agreement, such notices shall be sent to the following address:
Jason Bauer, Famous Fixins, Inc., 250 W. 57th St., Suite 2501, New York, New York, 10107.

      11. Famous Fixins acknowledges that the rights to be granted pursuant to this Agreement are subject to a previous and ongoing grant of rights to the Major League Baseball Player's Association. Famous Fixins further acknowledges that the rights granted hereunder do not include the rights referred to in this paragraph. Famous Fixins hereby covenants, that it will, at its own expense, obtain all rights from third parties that will be necessary, including but not limited to, the right to use the "Orioles" or other team logo, insignia, and other team related rights or intangible property.

      12. Famous Fixins hereby covenants and agrees to defend, indemnify and hold Tufton and Ripken jointly and severally harmless from and against any claims, losses, suits, liabilities, obligations, costs and expenses (including reasonable attorneys' fees) arising, in any way, out of or in connection with this Agreement, all materials prepared by Famous Fixins under the terms of this Agreement, the use of such materials, the transmission, publication, and/or broadcasting of such materials, or the provision of any of Famous Fixins services,

      13. Famous Fixins agrees to maintain, at Famous Fixins own cost and expense, comprehensive general liability, insurance from an insurance company acceptable to Tufton and Ripken, providing adequate protection for Tufton and Ripken, against any claims or suits arising out of or in connection with this Agreement, in an amount no less than ONE MILLION DOLLARS ($1,000,000.00) per incident or occurrence, or Famous Fixins standard insurance policy limits, whichever is greater. Within fifteen (15) days from the date hereof, Famous Fixins will submit to Tufton and Ripken a fully paid policy or certificate of insurance, naming Tufton and Ripken as additional insured parties and requiring that the insurer shall not terminate or materially modify such policy or certificate of insurance without written notice to Tufton and Ripken at least thirty (30) days in advance thereof.

      14. Upon expiration or termination of this Agreement, Famous Fixins shall have one hundred ten (110) days to dispose of and liquidate all inventory of the Product, unless stated otherwise herein. The inventory shall not be available to the consumers after the one hundred ten (110) day period. At which time, all remaining inventory shall be delivered immediately, at Famous Fixins expense, to the Tufton Group along with all royalties accrued to such time, as well as a final accounting report.

      15. In the event a dispute or controversy arises under this agreement which cannot be resolved first through good faith negotiations, such dispute or controversy shall be submitted to arbitration and resolved by a single arbitrator (who shall be a lawyer) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.
All such arbitration shall take place at the office of the American Arbitration Association located in or closest to Baltimore, Maryland. Each party is entitled to depose one (1) fact witness and any expert witness retained by the other party, and to conduct such other discovery as the arbitrator deems appropriate. The arbitrator has the authority to award attorneys' fees. The award or decision by the arbitrator shall be final, binding, and conclusive, and judgment may be entered upon such award by any court of law.

      16. This agreement shall be governed by, and its provisions construed in accordance with, the laws of the State of Maryland.

      17. Notwithstanding anything to the contrary herein,. in the event Famous Fixins incurs any expenses, damages or other liabilities, (including, without limitation, reasonable attorney's fees and court costs) in connection with the breach of any term or provision hereof, Tufton's and Ripken's liability to Famous Fixins shall not exceed the fees actually paid under the terms hereunder. UNDER NO CIRCUMSTANCES WILL TUFTON OR RIPKEN BE LIABLE TO FAMOUS FIXINS FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT DAMAGES, LOSS OF GOOD WILL OR BUSINESS PROFITS, OR EXEMPLARY OR PUNITIVE OR ANY OTHER DAMAGES.

      18. Famous Fixins represents and warrants that Famous Fixins has the legal right, authority, and capacity to enter into this agreement and to make the representations herein. This includes, but is not limited to, Famous Fixins assurances that Famous Fixins has acquired all necessary licenses and rights, at Famous Fixins expense, required to manufacture the Product.
            Tufton represents and warrants that Tufton has the legal right, authority, and capacity to enter into this agreement and to make the representations herein.

      19. This agreement shall be binding upon the parties, their partners, successors, assigns and legal representatives. This agreement shall not be assigned or transferred by either party without the prior written consent of the other party. If either party hereto attempts to make such an assignment without consent, that party shall nevertheless remain legally responsible for all obligations under this agreement.

      20. Ripken and Famous Fixins are independent contractors under this agreement, and it is not their intent to form any agency relationship, partnership or joint venture. Except as specifically provided in this agreement, each party will exercise full power and authority to select the means, methods and manner of performing all obligations required under this agreement. Except as provided herein, neither party will have any right or authority and will not attempt to enter into any contract, commitment or agreement, or incur any debt or liability of any nature, in the name or on behalf of the other party.

      21. This writing embodies the entire agreement between the parties regarding the services of Tufton and Ripken, thereby superseding all other agreements, whether written or verbal, which may, exist between the parties. This letter will not be considered an agreement or contract nor will it create any obligation on the part of Famous Fixins or Tufton, until it has been signed by the parties below.

      Please indicate your agreement with the above terms by signing both Agreements in the space below and returning both executed copies to my attention. Upon receipt, I will sign and return an original executed copy to you for your file. Cal and I look forward to working with you.

Kindest Regards.

                                         Sincerely,



                                         Ira S. Rainess
                                         General Counsel


Famous Fixins, Inc.                      The Tufton Group

By:  /s/ Jason Bauer                     By:  /s/ Ira S. Raainess
   -----------------------                  -------------------------
     Jason Bauer                              Ira S. Rainess
     President                                Chief Operating Officer